Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on November 23, 2020, by and between Interpace Biosciences, Inc. (the “Company”) and Thomas W. Burnell (“Executive”), collectively referred to herein as the “Parties.”

WHEREAS, the Company desires to employ Executive as its Chief Executive Officer and Executive desires to serve in such capacity on behalf of the Company, effective December 1, 2020 (“Effective Date”);

WHEREAS, the Parties desire to enter into this Agreement to reflect Executive’s position and role in the Company’s business upon the terms and conditions set forth herein;

WHEREAS, Executive has agreed to certain confidentiality, non-competition and non-solicitation covenants contained hereunder, in consideration of the benefits provided to Executive under this Agreement; and

WHEREAS, this Agreement replaces and supersedes all previous employment agreements or understandings between Executive and the Company.

NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants contained herein, the Company and Executive, intending to be legally bound, hereby agree as follows:

1. Employment.

(a) Term. This Agreement shall commence on the Effective Date, subject to your commencement of employment on the Effective Date, and shall continue until the third anniversary of the Effective Date, unless sooner terminated pursuant to the terms of this Agreement (the “Term”). The Term shall be automatically extended and renewed for a period of one (1) year from the end of the Term (the “Renewal Date”) unless either the Company or Executive gives written notice of non-renewal to the other Party at least sixty (60) days prior to the end of the Term, in which event this Agreement shall terminate at the end of the Term. Subject to the termination provisions contained herein, if this Agreement is renewed on the Renewal Date for an additional one (1) year period, it shall automatically be renewed on the anniversary of the Renewal Date and each subsequent year thereafter (the “Annual Renewal Date”) for a period of one (1) year, unless either Party gives written notice of non-renewal to the other at least sixty (60) days prior to any Annual Renewal Date, in which case the Agreement shall terminate on the Annual Renewal Date immediately following such notice. If you do not commence employment on the Effective Date for any reason, this Agreement shall be void ab initio.

(b) Duties. During the Term, Executive shall be employed by the Company as its Chief Executive Officer and shall serve the Company faithfully and to the best of Executive’s ability. Executive shall devote Executive’s full time, attention, skill and efforts to the performance of the duties required by or appropriate for Executive’s position with the Company. Executive shall report to the Board of Directors of the Company (the “Board”) and shall perform such duties commensurate with Executive’s office as contained in the bylaws of the Company or as Executive shall reasonably be directed by the Board. Executive shall perform such services at the Company’s headquarters and Executive shall engage in such reasonable business travel as may be required to perform Executive’s duties. In addition, during the Term, the Company shall use its best efforts to cause Executive to be nominated to serve on its Board; provided, however, that the Company shall not be obligated to cause such nomination if circumstances constituting Cause for Executive’s termination of employment exist or Executive is no longer employed as Chief Executive Officer. Provided that if Executive is so nominated and elected, Executive hereby agrees to serve as a member of the Board.

(c) Best Efforts. Except for vacation, absences due to temporary illness and absences resulting from Disability (as defined below), Executive shall devote Executive’s business time, attention and energies on a full-time basis to the performance of the duties and responsibilities referred to in Section 1(a). Executive shall not during the Term be engaged in any other business activity which, in the reasonable judgment of the Company, would conflict with the ability of Executive to perform Executive’s duties under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage. Nothing in this Section shall prevent Executive from engaging in additional activities in connection with personal investments and community affairs, including serving on corporate, civic, or charitable boards, subject to the approval by the Company, that are not materially inconsistent with Executive’s duties under this Agreement.

(d) Place of Employment. Executive’s principal place of business for the performance of his duties under this Agreement shall be the Company’s headquarters in Parsippany, NJ or other offices or principal places of business. Executive shall be required to travel as reasonably necessary in the performance of Executive’s duties.

2. Base Salary. During the Term, the Company shall pay to Executive a base salary of $425,000 annually (the “Base Salary”), subject to applicable federal, state, and local withholding, such Base Salary to be paid to Executive in the same manner and on the same payroll schedule in which all Company employees receive payment. Any increases in the Base Salary for years beyond the first year of Executive’s employment shall be at the sole discretion of the Company’s Compensation and Management Development Committee (the “Compensation Committee”) of the Board of Directors as appropriate, and nothing herein shall be deemed to require any such increase.

3. Incentive and Other Compensation

(a) Annual Incentive Compensation. During the Term, Executive shall be eligible to receive additional annual incentive compensation based on the Company’s Incentive Award program with an annual target of up to 50% of Base Salary, paid out in cash, less applicable taxes and deductions and/or stock as determined by the Compensation Committee (the “Annual Bonus”). Payment of the Annual Bonus for any applicable year, shall be made no later than March 15th of the following year. The Annual Bonus shall be based upon the achievement of agreed upon performance goals and key financial objectives developed in concert with the Board and Compensation Committee.

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(b) Long-Term Incentive Compensation. Subject to any approval requirements of the Board, on or within 30 days following the Effective Date (i) Executive shall be awarded a grant of restricted stock units (“RSUs”) with respect to 100,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) (such grant, the “Initial Time-Vesting RSUs”) and (ii) Executive shall be awarded a grant of RSUs with respect to 125,000 shares of Common Stock (such grant, the “Initial Performance-Vesting RSUs”, and together with the Initial Time-Vesting RSUs, the “Initial RSUs”). The Initial Time-Vesting RSUs shall be eligible to vest in equal installments on each of the first three anniversaries of the Effective Date, subject to Executive’s continued employment with the Company through the applicable vesting date. The Initial Performance-Vesting RSUs shall be eligible to vest on the day following a thirty (30) day period in which, for each applicable day of such period, a share of Common Stock trades at a per share price of at least a threshold of $11.34 per share, which such threshold shall be subject to adjustment by the Board consistent with Section 3 of the Company’s 2019 Equity Incentive Plan, as may be amended from time to time (the “Plan”). The Initial RSUs shall be subject to the terms of the Plan and an applicable award agreement by and between Executive and the Company. Following the Initial RSUs, for the remainder of the Term, Executive shall be eligible to receive equity awards under the Plan as determined by the Board.

(c) Company Housing. During the Term, as determined necessary by the Board, the Company shall pay or reimburse Executive for reasonable hotel expenses (excluding meals) incurred by Executive for his overnight stays in the area of the Company’s headquarters in Parsippany, NJ or other offices or principal places of business, or shall provide Executive with the use of a furnished apartment to be used as his temporary residence, as determined by the Board.

4. 401(k) and Other Benefits. During the Term, Executive shall be eligible to participate in certain retirement and welfare benefit plans and programs made available to the Company’s executives as a group, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of such plans. Nothing in this Agreement or otherwise shall prevent the Company from amending or terminating any incentive, equity compensation, retirement, welfare or other employee benefit plans, programs, policies or perquisites from time to time as the Company deems appropriate.

5. Vacation. During the Term, Executive shall be entitled to annual paid time off (or PTO) of up to nineteen (19) days per year initially, which shall accrue monthly and consists of vacation, personal and sick time and Company paid holidays of up to twelve per year. A total of five (5) accrued but unused PTO days at the end of a calendar year may be carried over to the following year.

6. Reimbursement of Expenses. During the Term, subject to Company expense reimbursement policy, the Company shall promptly reimburse Executive for all reasonable business expenses upon the presentation of a reasonably itemized expense report in accordance with Company policies and procedures.

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7. Termination. Executive acknowledges and agreements that Executive’s employment with the Company is “at will” and may be terminated by Executive or by the Company at any time, and for any reason or for no reason.

(a) Employer Terminates without Cause or Executive Terminates for Good Reason. If the Company terminates Executive’s employment other than for Cause (as defined below) or Executive terminates for Good Reason (as defined below), subject to Executive executing and not revoking a release agreement in such form as provided by the Company in its sole discretion (the “Release”) and Executive’s continued compliance with the Confidential Information, Non-Disclosure, Non-Competition, Non-Solicitation, and Rights to Intellectual Property Agreement, Section 11 and any other agreement between Executive and the Company or any of its Affiliates, Executive shall be entitled to:

(i) severance as set forth in Section 8;

(ii) all outstanding unvested equity awards that were scheduled to vest during the 24-month period following the termination date, but for Executive’s termination, shall become fully vested and exercisable (including any such awards that vest in whole or in part based on the attainment of performance-vesting conditions that shall be deemed achieved at the target level of the applicable award agreement);

(iii) all outstanding vested equity awards, including, if applicable, the Initial RSUs, shall remain subject to the terms and conditions of the Plan and the applicable award agreements; and

(iv) if Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), then continued health (including hospitalization, medical, dental, vision etc.) insurance coverage substantially similar in all material respects as the coverage provided to the Company’s then other active senior executives during the applicable period that Section 8 provides for severance; provided that Executive shall pay an amount equal to the amount active employees pay for such coverage as of the date of Executive’s termination and the period of COBRA health care continuation coverage provided under section 4980B of the Internal Revenue Code, as amended (the “Code”) shall run concurrently with the period; provided further that, notwithstanding the foregoing, the amount of any benefits provided by this Section 7(a)(iv) shall be reduced or eliminated to the extent Executive becomes entitled to duplicative benefits by virtue of Executive’s subsequent or other employment; provided further that, notwithstanding the foregoing, if the Company’s making payments under this Section 7(a)(iv) would violate any nondiscrimination rules applicable to the Company’s group health plan under which such coverage is made available, or result in the imposition of penalties under the Code or the Affordable Care Act, the Parties agree to reform this Section 7(a)(iv) in a manner as is necessary to comply with such requirements and avoid such penalties.

(b) Employer Terminates for Cause. If the Company terminates Executive’s employment for Cause, Executive shall not be entitled to any severance or benefit continuation payments, other than as required by law in effect at such time. However, Executive shall be entitled to retain Executive’s equity awards that had vested through the date of termination, subject to the terms and conditions of the Plan and applicable award agreements.

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(c) Executive Terminates Without Good Reason or due to Death or Total Disability. If Executive’s employment is terminated (i) by his resignation without Good Reason (as defined below) or (ii) on account of his death or Total Disability, Executive shall not be entitled to any severance or benefit continuation payments, other than as required by law in effect at such time. Executive shall be entitled to retain Executive’s equity awards that had vested through the date of termination, subject to the terms and conditions of the Plan and applicable award agreements.

8. Severance. In the event that Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason pursuant to Section, Executive shall receive severance payments as follows:

(a) For employment terminated prior to the first anniversary of employment, no severance shall be payable.

(b) For employment terminated on or after the 1st anniversary of employment and prior to the 2nd anniversary of employment, a total amount of severance equal to six (6) months’ Base Salary, subject to applicable federal, state, and local withholding, payable semi-monthly on the Company’s regularly scheduled payroll dates.

(c) For employment terminated on or after the 2nd anniversary of employment, a total amount of severance equal to twelve (12) months’ Base Salary, subject to applicable federal, state, and local withholding, payable semi-monthly on the Company’s regularly scheduled payroll dates.

9. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” shall mean Executive’s: (i) material or willful failure to perform duties reasonably expected and/or requested by the Board; provided that such material or willful failure continues for more than thirty (30) days after the Company’s written notice you of such material or willful failure to perform; (ii) conviction of, guilty plea to, or confession of guilt of a felony or an act involving moral turpitude; (iii) commission of a fraudulent, illegal, or dishonest act in the course of Executive’s employment or otherwise in respect to the Company; (iv) willful misconduct or gross negligence; (v) material violation of the Company’s policies or procedures; (vi) material violation of Section 11, the Confidential Information, Non-Disclosure, Non-Competition, Non-Solicitation, and Rights to Intellectual Property Agreement or any other agreement between you and the Company or any of its Affiliates; (vii) a material breach of any of the terms or conditions of this Agreement not cured within thirty (30) days after written notice of such breach from the Company to Executive; (viii) failure to adhere to moral and ethical business principles consistent with the Company’s Code of Business Conduct and Guidelines on Corporate Governance as in effect from time to time; or (ix) engaging in an act or series of acts constituting misconduct resulting in a misstatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement within the meaning of Section 304 of the Sarbanes-Oxley Act of 2002.

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(b) Total Disability. For purposes of this Agreement, “Disability” means Executive’s substantial inability to perform his duties, with or without reasonable accommodation, due to physical or mental disability which continues for a period in excess of three (3) months, as determined by an independent qualified medical practitioner of an appropriate specialty, acceptable to the Parties, or in the event the Parties are unable to agree on the appointment of such medical practitioner, a three (3) member panel of medical practitioners, one of whom shall be selected by the Company, one of whom shall be selected by Executive, and one of whom shall be selected by the other two medical practitioners.

(c) Good Reason. For purposes of this Agreement, “Good Reason” means any of the following events, without Executive’s written consent: (i) a significant reduction of Executive’s duties, position or responsibilities relative to Executive’s duties, position or responsibilities in effect immediately prior to such reduction, or Executive’s removal from such position, duties or responsibilities; (ii) a material reduction of the Base Salary as in effect immediately prior to such reduction; or (iii) the Company’s material breach of a material provision in this Agreement. Notwithstanding the foregoing, no Good Reason shall have occurred unless and until (x) within sixty (60) days following the occurrence of a Good Reason event, Executive provides the Company with written notice specifying the applicable facts and circumstances underlying such finding of Good Reason, (y) the Company fails to correct the circumstances set forth in such written notice within thirty (30) days of receipt of such notice, and (z) Executive resigns based on such Good Reason within thirty (30) days after the expiration of the Company’s cure period.

10. Representations, Warranties and Covenants of Executive.

(a) Restrictions. Executive represents and warrants to the Company that:

(i) There are no restrictions, agreements or understandings whatsoever to which Executive is a party which would prevent or make unlawful Executive’s execution of this Agreement or Executive’s employment hereunder, which is or would be inconsistent or in conflict with this Agreement or Executive’s employment hereunder, or would prevent, limit or impair in any way the performance by Executive of the obligations hereunder; and

(ii) Executive has disclosed to the Company all restraints, confidentiality commitments, and other employment restrictions that Executive has with any other employer, person or entity.

(iii) Executive has read and fully understand the contents of this Agreement and knowingly and voluntarily executes it after having had an opportunity to consult with legal counsel as Executive deems appropriate.

(b) Obligations to Former Employers. Executive covenants that in connection with Executive’s provision of services to the Company, Executive shall not breach any obligation (legal, statutory, contractual, or otherwise) to any former employer or other person, including, but not limited to, obligations relating to confidentiality and proprietary rights.

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(c) Obligations upon Termination. Upon and after Executive’s termination or cessation of employment with the Company and until such time as no obligations of Executive to the Company hereunder exist, Executive shall (i) provide a complete copy of this Agreement and any other agreement with the Company or any of its Affiliates containing any restrictive covenants to any person, entity or association which Executive proposes to be employed, affiliated, engaged, associated or to establish any business or remunerative relationship prior to the commencement of any such relationship and (ii) shall notify the Company of the name and address of any such person, entity or association prior to the commencement of such relationship.

11. Restrictive Covenants.

(a) Noncompetition. Executive agrees that during Executive’s employment with the Company and its Affiliate (as defined below) and the 12-month period following the date on which Executive’s employment terminates for any reason (the “Restriction Period”), Executive will not, without the Board’s express written consent, engage (directly or indirectly) in any Competitive Business in the world. The term “Competitive Business” means (i) any clinical laboratory offering lab testing services to healthcare institutions and physicians or other services for the purpose of the diagnosis of cancer or assisting in the determination of the appropriate treatment regimen for patients, (ii) any business providing microscopic or genetic analysis, diagnostic testing, and/or associated laboratory services to resolve challenging diagnostic dilemmas or delivering actionable diagnostic information to physicians in the areas of gastrointestinal oncology or endocrine oncology, and (iii) any business providing collaborative solutions, customized assays and high quality services in support of pharmaceutical and biotechnology clients’ therapeutic development, drug development and clinical trial programs. Executive understands and agrees that, given the nature of the business of the Company and its Affiliate and Executive’s position with the Company, the foregoing geographic scope is reasonable and appropriate. For purposes of this Agreement, the term “Affiliate” means any subsidiary of the Company or other entity under common control with the Company.

(b) Nonsolicitation of Company Personnel. Executive agrees that during the Restriction Period, Executive will not, either directly or through others, hire or attempt to hire any employee, consultant or independent contractor of the Company or its Affiliates, or solicit or attempt to solicit any such person to change or terminate his or her relationship with the Company or an Affiliate or otherwise to become an employee, consultant or independent contractor to, for or of any other person or business entity, unless more than 12 months shall have elapsed between the last day of such person’s employment or service with the Company or Affiliate and the first day of such solicitation or hiring or attempt to solicit or hire. If any employee, consultant or independent contractor is hired or solicited by any entity that has hired or agreed to hire Executive, such hiring or solicitation shall be conclusively presumed to be a violation of this Section 11(b).

(c) Nonsolicitation of Customers. Executive agrees that during the Restriction Period, Executive will not, either directly or through others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, any customer or actively sought prospective customer of the Company or an Affiliate for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by the Company or an Affiliate during Executive’s employment with the Company or an Affiliate.

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(d) Proprietary Information. At all times, Executive will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Proprietary Information (defined below) of the Company or an Affiliate, except as such disclosure, use or publication may be required in connection with Executive’s work for the Company or as described in Section 11(e) below, or unless the Company expressly authorizes such disclosure in writing. “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and its Affiliates and shareholders, including but not limited to information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship.

(e) Reports to Government Entities. Nothing in this Agreement shall prohibit or restrict Executive from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Executive does not need the prior authorization of the Company to engage in conduct protected by this subsection, and Executive does not need to notify the Company that Executive has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

(f) Inventions Assignment. Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all similar or related information which relates to the Company’s or its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company (“Work Product”) belong to the Company. Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). If requested by the Company, Executive agrees to execute any inventions assignment and confidentiality agreement that is required to be signed by Company employees generally.

(g) Return of Company Property. Upon termination of Executive’s employment with the Company for any reason, and at any earlier time the Company requests, Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company or an Affiliate that is in Executive’s possession or under Executive’s control or to which Executive may have access. Executive will not reproduce or appropriate for Executive’s own use, or for the use of others, any property, Proprietary Information or Work Product.

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12. Miscellaneous Provisions.

(a) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and performed wholly therein without regard to rules governing conflicts of law.

(b) Entire Agreement; Amendments. This Agreement supersedes all prior agreements and understandings between you and the Company, oral or written, on the subject matter herein. No amendment, modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such amendment, modification, termination or waiver is sought to be enforced. The terms and conditions of your employment shall, to the extent not addressed or described in this Agreement, be governed by Interpace’s Policies and Procedures Manual and existing practices. In the event of a conflict between this Agreement and the Policies and Procedures Manual or existing practices, the terms of this Agreement shall govern.

(c) Taxes. All amounts payable under this Agreement shall be subject to any and all applicable taxes, as required by applicable federal, state and local laws and regulations. Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

(d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement.

(f) Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. When the context admits or requires, words used in the masculine gender shall be construed to include the feminine, the plural shall include the singular, and the singular shall include the plural.

(g) Notices. All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i) if to the Company, to:

Interpace Biosciences, Inc.

300 Interpace Parkway

Parsippany, NJ 07054

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with a copy to:

Troutman Pepper Hamilton Sanders LLP

620 Eighth Avenue

37th Floor

New York, NY 10018

Attn: Merrill Kraines

(ii) if to Executive, to the address in the Company’s personnel records.

All such notices and other communications shall be deemed to have been delivered and received (A) in the case of personal delivery, on the date of such delivery, (B) in the case of delivery by telecopy, on the date of such delivery, (C) in the case of delivery by nationally-recognized, overnight courier, on the Business Day following dispatch, and (D) in the case of mailing, on the third Business Day following such mailing. As used herein, “Business Day” shall mean any day that is not a Saturday, Sunday or a day on which banking institutions in the State of Delaware are not required to be open.

(h) Non-Exclusivity of Rights; Resignation from Boards; Clawback.

(i) Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives the severance payments described in Sections 7 or 8 of this Agreement, Executive hereby waives Executive’s right to receive payments under any severance plan or similar program applicable to employees of the Company.

(ii) If Executive’s employment with the Company terminates for any reason, Executive shall immediately resign from all boards of directors of the Company, any affiliates and any other entities for which Executive serves as a representative of the Company and any committees thereof.

(iii) Executive agrees that Executive will be subject to any compensation clawback, recoupment and anti-hedging policies that may be applicable to Executive as an executive of the Company, as in effect from time to time and as approved by the Board or a duly authorized committee thereof.

(i) Benefits of Agreement; Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the Parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by Executive.

(j) Waiver of Breach. No delay or omission by a Party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such Party from time to time and as often as may be deemed expedient or necessary by such Party in its sole discretion.

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(k) Severability. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable in any jurisdiction, then such provision shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement; provided, however, that the binding effect and enforceability of the remaining provisions of this Agreement, to the extent the economic benefits conferred upon the Parties by virtue of this Agreement remain substantially unimpaired, shall not be affected or impaired in any manner, and any such invalidity, illegality or unenforceability with respect to such provisions shall not invalidate or render unenforceable such provision in any other jurisdiction.

(l) Remedies. All remedies hereunder are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy. Executive acknowledges that in the event of a breach of any of Executive’s covenants contained in Section 11, the Company shall be entitled to immediate relief enjoining such violations in any court or before any judicial body having jurisdiction over such a claim.

(m) Survival. The respective rights and obligations of the Parties hereunder shall survive the termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

(n) Compliance with Section 409A of the Code.

(i) This Agreement is intended to comply with Section 409A of the Code and its corresponding regulations, to the extent applicable. Severance benefits under the Agreement are intended to be exempt from Section 409A of the Code under the “short term deferral” exemption, to the maximum extent applicable, and then under the “separation pay” exemption, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. As used in the Agreement, the term “termination of employment” shall mean Executive’s separation from service with the Company within the meaning of Section 409A of the Code and the regulations promulgated thereunder. In no event may Executive, directly or indirectly, designate the calendar year of a payment. For purposes of Section 409A of the Code, each payment hereunder shall be treated as a separate payment and the right to a series of payments shall be treated as the right to a series of separate payments. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive’s execution of the Release, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

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(ii) Notwithstanding anything herein to the contrary, if, at the time of Executive’s termination of employment with the Company, the Company has securities which are publicly traded on an established securities market and Executive is a “specified employee” (as such term is defined in Section 409A of the Code) and it is necessary to postpone the commencement of any payments or benefits otherwise payable under this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) that are not otherwise paid within the ‘short-term deferral exception’ under Treas. Reg. §1.409A-1(b)(4), and the ‘separation pay exception’ under Treas. Reg. §1.409A-1(b)(9)(iii), until the first payroll date that occurs after the date that is six months following Executive’s “separation of service” (as such term is defined under Section 409A of the Code) with the Company. If any payments are postponed due to such requirements, such postponed amounts will be paid in a lump sum to Executive on the first payroll date that occurs after the date that is six months following Executive’s separation of service with the Company. If Executive dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of Section 409A 280Gof the Code shall be paid to the personal representative of Executive’s estate within sixty (60) days after the date of Executive’s death.

(o) Section 280G. In the event of a change in ownership or control under Section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide Executive with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide Executive with a greater net after-tax benefit. The determinations under this Section shall be made as follows:

(i) The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with Section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to Executive. Where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis. Only amounts payable under this Agreement shall be reduced pursuant to this Section.

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(iii) All determinations to be made under this Section shall be made by an independent certified public accounting firm selected by the Company and agreed to by Executive immediately prior to the change-in-ownership or -control transaction (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and Executive within 10 days of the transaction. Any such determination by the Accounting Firm shall be binding upon the Company and Executive. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company.

(p) Full Settlement. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced as a result of a mitigation duty whether or not Executive obtains other employment.

(q) Indemnification. The Company hereby agrees, to the maximum extent permitted by law, to indemnify and hold Executive harmless against any costs and expenses, including reasonable attorneys’ fees, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising out of, by reason of or relating to Executive’s good faith performance of Executive’s duties and obligations with the Company. The Company shall also provide Executive with coverage as a named insured under a directors and officers liability insurance policy maintained for the Company’s directors and officers. This obligation to provide insurance and indemnify Executive shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions of Executive occurring during Executive’s employment with the Company or with any of its affiliates. Such obligations shall be binding upon the Company’s successors and assigns and shall inure to the benefit of Executive’s heirs and personal representatives.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.

By:	/s/ Robert Gorman
Name:	Robert J. Gorman
Title:	Chairman

EXECUTIVE

/s/ Thomas W. Burnell
Thomas W. Burnell

[Signature Page to Employment Agreement]